Exhibit 99.(d)(2)(U)

AMENDED AND RESTATED

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated December 17, 2010, as amended on July 1, 2012, and amended and restated this 16th day of June, 2014 by and among American Beacon Funds, a Massachusetts Business Trust (the "Trust"), American Beacon Advisors, Inc., a Delaware Corporation (the "Manager"), and Fox Asset Management LLC (the "Adviser");

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees; and

WHEREAS, the Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the "Portfolios") and as described in the Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios' assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's current registration statement as amended from time to time and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser that the Adviser deems should be invested in short-term money market instruments, the Manager will make the investment decisions with respect to that portion of assets. The Manager agrees to provide this service.) The Manager will instruct the Trust's Custodian(s) to hold and/or transfer the Portfolios' assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).)

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The Adviser is authorized on behalf of the Portfolios, and consistent with the investment discretion delegated to the Adviser herein, to: (i) enter into agreements and execute any documents (e.g. any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to meet the obligations of the Trust with respect to any investments made for the Portfolios. Such documentation includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Adviser shall be responsible for ensuring that any such representations are accurate and consistent with the relevant Portfolio’s investment policies and other governing documents; and (b) the Adviser shall be responsible for providing all required notifications and delivering all documents required to be provided or delivered by a Portfolio under such documentation. Notwithstanding the foregoing, the documentation does not include custody or control agreements which are the sole responsibility of the Manager and/or the Portfolio, provided however that the Adviser shall take into account such custody or control agreements. The Adviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Portfolios, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Portfolios; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Portfolios with respect to any investments made pursuant to the Trust’s registration statement. Manager and/or the Portfolio’s custodian will handle matters relating to the Portfolio participating in any class action settlements and Adviser shall not have any obligations with respect thereto. Without Manager’s prior consent to each transaction, Adviser shall have full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in the Portfolio’s name, to (a) buy, sell, hold, exchange, convert or otherwise deal in any manner in any assets; (b) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as Adviser may select; (c) execute, on behalf of the Portfolio, such brokerage, derivatives, subscription and other agreements and documents as Adviser deems necessary or appropriate in connection with the Portfolio’s investment activities; and (d) negotiate, enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in connection with the performance of the Adviser’s duties hereunder. The Adviser shall not have the authority to cause the Manager or the Trust to deliver securities or other property, or pay cash to the Adviser other than payment of the management fee provided for in this Agreement. The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

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The Adviser is expressly authorized to rely upon any and all written instructions, approvals and notices given on behalf of the Manager by any one or more of those persons designated as representatives of the Trust. The Adviser shall continue to rely upon these instructions until notified by the Manager to the contrary.

(a) Investment Capacity. Adviser agrees to provide a minimum of $250 million investment capacity to the Portfolio.

(b) Valuation. In accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolios, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolios for which market prices are not readily available.  The Adviser will monitor the securities and other investments owned by the Portfolios for potential significant events that could affect their values and notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

(c) Compliance Matters. The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall: (i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Portfolios, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolios, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information. Without limitation of the foregoing, the Manager and Adviser shall comply with all statutory and regulatory requirements relating to derivatives transactions entered into by the Adviser for or on behalf of the Trust or any of its Portfolios.

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain best execution as described in the Trust's current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not consult with any other investment sub-adviser of the Portfolio concerning transactions for the Portfolio in securities or other assets.

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3. Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager.  The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser monthly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily assets of the specified Portfolios during the relevant month. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s). The Trust is solely responsible for the payment of fees to the Adviser.

The Adviser agrees : (1) that the blended fee in basis points contracted hereunder will not exceed the blended fee in basis points contracted with an account of the same or smaller size (including other accounts managed for the same client); and (2) that the actual annual dollar fee paid by any other client of the same or larger size for whom the Adviser provides investment advisory services under an asset based fee arrangement (i.e., not a performance fee arrangement) will not be less than the actual annual dollar fee paid hereunder. In the event that the fee charged hereunder exceeds the fee charged to an account described in (1) or (2) above, the fee charged hereunder shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account. The parties agree that this provision excludes client relationships in existence prior to the execution date of this Agreement.

5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

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7. Status of Adviser. Manager and Trust understand that Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies or accounts. The Manager and Trust have no objection to Adviser acting in such capacities, provided that whenever the Portfolio and one or more other investment advisory clients of Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner reasonably believed by Adviser to be fair and equitable to each. Adviser may, but is not required to, group orders for the Portfolio with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it reasonably determines that investment decisions are appropriate for each participating account. Adviser cannot assure that such policy will not adversely affect the price paid or received by the Portfolio. Manager and Trust recognize that in some cases this procedure may adversely affect the size and the opportunities of the position that the participating Portfolio may obtain in a particular security. In addition, Manager and Trust understand that the persons employed by Adviser to assist in Adviser’s duties under this Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 or the Derivatives Recordkeeping and Reporting Rules that are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request.

9. Liability of Adviser. The Adviser shall have no liability to the Trust, its shareholders or any third party arising out of or related to this Agreement except with respect to claims which occur due to any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

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As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Amendments. This Agreement may be amended by mutual consent of the Manager, Adviser and Trust, subject to approval by the Board and the Portfolios’ shareholders to the extent required by the 1940 Act.

14. Governing Law. This Agreement shall be governed by the laws of Texas.

15. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio.  The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Fox Asset Management LLC		American Beacon Advisors, Inc.

By:	/s/ Gregory R. Greene	By:	/s/ Jeffrey K. Ringdahl
Name:	Gregory R. Greene	Name:	Jeffrey K. Ringdahl
Title:	Co-Director	Title:	Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

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Schedule A

To the

Amended and Restated

American Beacon Funds

Investment Advisory Agreement

Among

American Beacon Funds

American Beacon Advisors, Inc.

and

Fox Asset Management LLC

American Beacon Funds (the “Trust”) shall pay compensation to Fox Asset Management LLC (the “Adviser”) pursuant to Section 4 of the Amended and Restated Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the American Beacon Small Cap Value II Fund in accordance with the following annual percentage rates for all Trust assets under Adviser’s management:

All assets	0.55 of 1%

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of December 17, 2010 and restated on June 16, 2014

Fox Asset Management LLC		American Beacon Advisors, Inc.

By:	/s/Gregory R. Greene	By:	/s/ Jeffrey K. Ringdahl
Name:	Gregory R. Greene	Name:	Jeffrey K. Ringdahl
Title:	Co-Director	Title:	Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

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